Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Fourth Quarter and Fiscal 2010 Results;
Highlighted by Net Interest Margin Expansion, Core Deposit Growth and Improved Credit Quality

Fourth Quarter and Fiscal 2010 Highlights (at or for the period ended March 31, 2010)
•	Net interest margin improved for the fifth consecutive quarter by an additional 11 basis points to 4.54% compared to the preceding quarter.
•	Capital levels remain strong - total risk-based capital ratio is at 12.11%, significantly above the “well-capitalized” designation.
•	Non-performing assets declined $10.1 million, or 17%, since December 31, 2009.
•	Real estate owned (REO) decreased 42% from the preceding quarter to $13.3 million.
•	Allowance for loan losses increased to 2.95% of total loans and 60.10% of non-performing loans.
•	Customer branch deposits increased $51.3 million since prior year-end and $6.6 million during the quarter.
•	Reduced Federal Home Loan Bank advances and Federal Reserve borrowings by $25.3 million to $33.0 million at March 31, 2010; down $89.9 million from $122.9 million one year ago.
•	Reduced residential construction loans by 52% compared to March 31, 2009.
•	Riverview Asset Management Corp. (trust company) increased its assets under management to $279 million with total fee income of $1.9 million for the past fiscal year.
•	Riverview has continued to operate without government assistance including the government’s TARP program.

Vancouver, WA – April 29, 2010 – Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) (“Riverview” or the “Company”) today reported that following a $5.9 million provision for loan losses the Company reported a net loss of $4.7 million, or $0.44 per diluted share, for the fourth fiscal quarter ended March 31, 2010. In the fourth quarter a year ago, Riverview reported a net loss of $720,000, or $0.07 per diluted share. Our results for the fourth quarter reflect an improvement in our net interest margin, strong branch deposit growth, solid capital levels and improved credit metrics.

“Lower deposit costs and continued improvement in our balance sheet mix resulted in an expansion of our net interest margin during the quarter,” said Pat Sheaffer, Chairman and CEO. “While our increased provision for loan losses put a damper on profitability, we are encouraged with the progress we have made as we move through this economic phase. Non-performing assets declined during the quarter and remain manageable while our capital and liquidity levels remain strong. This reduction, coupled with the core deposit growth has reduced risk in our balance sheet and improved our net interest margin. We are optimistic that the future bodes well and we are moving in a positive direction. We have aggressively recognized and managed our problem credits, which are reflected in our net charge offs and provisions, and we are pleased that credit quality is showing signs of stabilization and improvement.”

For fiscal 2010, Riverview reported a net loss of $5.4 million, or $0.51 per diluted share, compared to a net loss of $2.7 million, or $0.25 per diluted share, for fiscal 2009. Fiscal 2010 results include a $15.9 million provision for loan losses, compared to a $16.2 million provision for loan losses in fiscal 2009.

Credit Quality
“We have taken charges on many of our non-performing loans and REO properties based on recently updated appraisals,” said Dave Dahlstrom, EVP and Chief Credit Officer. “These conforming appraised values are viewed as representing a market trough, and therefore we are optimistic about future operating results. We continue to build our allowance with a provision that is well in excess of charge-offs as we work to stay ahead of any problem credits.” During the fourth fiscal quarter ended March 31, 2010, the provision for loan losses was $5.9 million compared to $2.4 million in net charge-offs.

Non-performing assets decreased $10.1 million to $49.3 million, or 5.89% of total assets, at March 31, 2010 compared to $59.5 million, or 6.93% of total assets, at December 31, 2009. “Our highest priority continues to be the reduction in our

RVSB Fourth Quarter Fiscal 2010 Results
April 29, 2010

non-performing assets,” said Dahlstrom. “We are encouraged by these reductions which reflect the strong effort our team has put into managing these problem assets over the past several quarters. Our level of NPAs have remained stable during the past three quarters before declining in the fourth quarter.”

Non-performing loans continued to trend down, improving to $36.0 million during the quarter compared to $41.1 million at their peak at June 30, 2009. Non-performing loans represented 4.90% of total loans at March 31, 2010, down from the peak of 5.28% of total loans at June 30, 2009. Land acquisition and development loans and speculative construction loans represent $23.9 million, or 66%, of the total NPL balance at March 31, 2010.

REO decreased by $9.7 million, or 42%, during the fourth quarter to $13.3 million at March 31, 2010, compared to $23.1 million at December 31, 2009. The decrease was primarily due to sales of properties totaling $9.8 million and write-downs of $3.9 million. “We are continuing to see signs of increased sales activity within our local markets, albeit at lower prices than a year ago,” stated Dahlstrom. “During this past quarter, we sold a total of 23 properties and we have several additional properties currently under contract.” The REO balance consists primarily of completed residential properties and residential building land and lots.

Real Estate Owned
(dollars in thousands)
Balance at December 31, 2009	$23,051
Additions	3,955
Sales	(9,782)
Write-downs	(3,899)
Balance at March 31, 2010	$13,325

The Company has continued to reduce its exposure to land development and speculative construction loans. The total land development and speculative construction loan portfolios declined to $105.4 million compared to $149.6 million a year ago. Speculative construction loans have declined $27.1 million, or 47.0%, since March 31, 2009. Speculative construction loans represented 4.2% of the total loan portfolio at March 31, 2010. Land development loans decreased $17.1 million, or 18.6%, since March 31, 2009. Land development loans represented 10.2% of the total loan portfolio at March 31, 2010.

The Company has continued to perform a variety of stress tests on the land development and speculative construction loan portfolios. As part of these tests, the Company has received updated appraisals throughout the year on the underlying collateral for substantially all of these loans. Whenever possible, these borrowers have pledged additional collateral and/or guarantor support to cover deficits from the updated appraised amount, which has resulted in substantial reductions in the loan to value ratios. Additionally, the Company has seen an increase in sales activity on these existing projects as credit administration continues to monitor and work closely with these borrowers. As a result of these combined efforts, the Company believes it has significantly reduced its potential exposure to future losses on the remaining loans in these two portfolios.

The Company’s commercial real estate (CRE) portfolio continues to perform extremely well despite the negative national press these types of loans have received. As of March 31, 2010, the Company only had three CRE loans on non-accrual totaling $3.0 million, or 0.85% of total CRE loans. “Our underwriting standards for this portfolio, which include a minimum debt service coverage ratio of 1.20 or greater, a maximum loan-to-value of 75% and required personal guarantees, have significantly contributed to this strong performance during the current economic cycle,” added Dahlstrom. “We have not seen systemic problems within this portfolio, and we believe that we are well positioned to manage this portfolio.” The total CRE loan portfolio was $351.2 million as of March 31, 2010, of which 31% was owner-occupied and 69% was investor-owned.

The Company has continued to build its reserves to protect against the uncertain economic environment. The allowance for loan losses increased to $21.6 million at March 31, 2010 compared to $18.2 million at December 31, 2009 and $17.0 million a year ago. The allowance for loan losses now represents 2.95% of total loans compared to 2.47% at December 31, 2009 and 2.12% a year ago. The Company’s allowance to non-performing loans improved during the quarter to 60.10% at March 31, 2010 compared to 50.08% at December 31, 2009.

RVSB Fourth Quarter Fiscal 2010 Results
April 29, 2010

Capital and Liquidity
As of March 31, 2010, total shareholders’ equity was $83.9 million. Book value was $7.68 per share at March 31, 2010 compared to $8.12 a year earlier and tangible book value was $5.27 at March 31, 2010 compared to $5.69 a year earlier. Riverview’s capital levels continue to exceed regulatory levels for well-capitalized banks with a total risk-based capital ratio of 12.11% and a Tier 1 capital ratio of 10.85% as of March 31, 2010. Riverview’s tangible common shareholder equity was 7.1% of tangible assets at March 31, 2010 compared to 7.5% at December 31, 2009 and 7.0% a year earlier.

Riverview Community Bank’s actual and required minimum capital amounts and ratios are presented as follows:

March 31, 2010	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital	(dollars in thousands)
(To Risk-Weighted Assets)	$ 89,048	12.11%	$ 58,835	8.00%	$ 73,544	10.00%
Tier 1 Capital
(To Risk-Weighted Assets)	79,801	10.85%	29,417	4.00%	44,126	6.00%
Tier 1 Capital
(To Adjusted Tangible Assets)	79,801	9.84%	32,453	4.00%	40,566	5.00%

“We continue to focus on maintaining our already strong liquidity position. Not only is Riverview well-capitalized but we have sufficient liquidity to meet our customer’s needs,” said Ron Wysaske, President and COO. At March 31, 2010, Riverview had available contingent liquidity of over $300 million through existing funding sources including the Federal Home Loan Bank and the Federal Reserve Bank.

Balance Sheet Review
Net loans declined $8.3 million during the quarter to $712.8 million at March 31, 2010, compared to $721.2 million at December 31, 2009, and $784.1 million a year ago, as we continue to see diminished loan demand reflecting the continued weak economic conditions. “We originated over $33 million in new loans during the quarter, primarily for commercial and small businesses in our communities, as well as to individuals for the purchase or refinance of single-family homes,” added Wysaske. “We continue to focus on further reducing the overall risk profile in our loan portfolio, particularly in the residential construction and land development sectors.”

During the fourth quarter, the Company continued to expand on the core deposit growth it has experienced during the past three quarters. “Our organic growth in deposits represents new and existing customers and is attributable to the 17 branch network, the hard work of our employees and our customer’s confidence in the Bank,” said Wysaske. “In the past fiscal year, customer branch deposits have grown by $51.3 million.” Total deposits increased to $688.0 million at March 31, 2010 compared to $679.6 million three months earlier and $670.1 million a year ago. At March 31, 2010, Riverview had no wholesale-brokered deposits in its deposit mix. The Company strengthened its balance sheet by lowering its loan-to-deposit ratio from a high of 120% at March 31, 2009 down to its current level of 107% at March 31, 2010.

Net Interest Margin
Riverview’s net interest margin increased again for the fifth consecutive quarter to 4.54%, an 11 basis point improvement compared to the preceding quarter and a 56 basis point improvement compared to the fourth quarter a year ago. “Our solid net interest margin continues to be a primary strength for the Company and one of the highest amongst our regional peer banks,” said Kevin Lycklama, EVP and CFO. “The reason for our margin expansion has been the continued reduction in our deposit costs and a stabilized asset yield. The average rate paid on interest-bearing deposits decreased by 18 basis points compared to the preceding quarter, while the yield on interest-earning assets increased by two basis points. This margin expansion is despite the reversal of interest on loans placed on non-accrual status during the quarter, which accounted for a seven basis point decrease in the quarterly margin.”

Income Statement
Operating revenue, which consists of net interest income plus non-interest income, increased $3.0 million in fiscal year 2010 compared to fiscal year 2009. Net interest income increased 3.4% to $8.6 million in the fourth quarter compared to $8.3 million in the same period a year ago. For fiscal 2010, net interest income increased 3.6% to $34.9 million compared

RVSB Fourth Quarter Fiscal 2010 Results
April 29, 2010

to $33.7 million for fiscal 2009. Riverview’s net interest income improvement reflected the continued expansion of the Company’s net interest margin.

Non-interest income increased $1.7 million, or 31.4%, in fiscal year 2010 to $7.3 million compared to $5.5 million for fiscal 2009. During fiscal 2010, Riverview recognized a total of $1.0 million in other than temporary impairment (OTTI) charges on an investment in a trust preferred security compared to $3.4 million in OTTI charges on this same investment security in prior year. The amortized cost of this security was $3.0 million at March 31, 2010. Non-interest income was $1.8 million in the fourth quarter of fiscal 2010, compared to $2.8 million in the fourth quarter a year ago. The decrease from prior year was primarily due to a reduction in mortgage broker income, a decrease in gains on loans held for sale and an OTTI charge on an investment in a trust preferred security. A decline in mortgage refinancing activity and slower home sales led to the declines in both gains on sale of loans held for sale and mortgage broker fees compared to the same period in prior year.

“Despite the Company’s efforts to reduce controllable costs, costs related to the current credit cycle continue to impact our non-interest expense. REO related costs have resulted in an increases in non-interest expense both for the fourth quarter and the full year,” said Lycklama. “During the fourth quarter of fiscal 2010 we incurred $4.6 million in REO related expenses of which $3.9 million was attributed to write-downs on existing REO properties.” FDIC assessments also increased $1.2 million in fiscal 2010 compared to fiscal 2009. For fiscal 2010, non-interest expense totaled $35.0 million compared to $27.3 million for fiscal 2009.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, the Company provided non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

	March 31,	December 31,	March 31,
(Dollars in thousands)	2010	2009	2009

Shareholders’ equity	$83,934	$88,607	$88,663
Goodwill	25,572	25,572	25,572
Other intangible assets, net	823	853	893

Tangible shareholders’ equity	$57,539	$62,182	$62,198

Total assets	$837,953	$857,597	$914,333
Goodwill	25,572	25,572	25,572
Other intangible assets, net	823	853	893

Tangible assets	$811,558	$831,172	$887,868

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $838 million, it is the parent company of the 87 year-old Riverview Community Bank, as well as Riverview Mortgage and Riverview Asset Management Corp. There are 17 branches, including ten in Clark County, two in Multnomah County and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

RVSB Fourth Quarter Fiscal 2010 Results
April 29, 2010

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to:  the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas;  secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its  liquidity and earnings; the Company’s compliance with  regulatory enforcement actions; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or  the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2010 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Fourth Quarter Fiscal 2010 Results
April 29, 2010

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	Mar. 31, 2010	Dec. 31, 2009	Mar. 31, 2009
ASSETS

Cash (including interest-earning accounts of $3,384, $1,157,	$ 13,587	$ 15,506	$ 19,199
and $6,405)
Loans held for sale	255	250	1,332
Investment securities held to maturity, at amortized cost	517	517	529
Investment securities available for sale, at fair value	6,802	6,923	8,490
Mortgage-backed securities held to maturity, at amortized	259	331	570
Mortgage-backed securities available for sale, at fair value	2,828	3,102	4,066
Loans receivable (net of allowance for loan losses of $21,642,
$18,229 and $16,974)	712,837	721,180	784,117
Real estate and other pers. property owned	13,325	23,051	14,171
Prepaid expenses and other assets	7,934	8,982	2,518
Accrued interest receivable	2,849	2,639	3,054
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350
Premises and equipment, net	16,487	18,267	19,514
Deferred income taxes, net	11,177	7,869	8,209
Mortgage servicing rights, net	509	512	468
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	314	341	425
Bank owned life insurance	15,351	15,205	14,749

TOTAL ASSETS	$ 837,953	$ 857,597	$ 914,333

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$ 688,048	$ 679,570	$ 670,066
Accrued expenses and other liabilities	6,833	5,263	6,700
Advance payments by borrowers for taxes and insurance	427	148	360
Federal Home Loan Bank advances	23,000	-	37,850
Federal Reserve Bank advances	10,000	58,300	85,000
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,610	2,620	2,649
Total liabilities	753,599	768,582	825,306

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2010 – 10,923,773 issued and outstanding;	109	109	109
December 31, 2009 – 10,923,773 issued and outstanding;
March 31, 2009 – 10,923,773 issued and outstanding;
Additional paid-in capital	46,948	46,920	46,866
Retained earnings	38,878	43,581	44,322
Unearned shares issued to employee stock ownership trust	(799)	(825)	(902)
Accumulated other comprehensive loss	(1,202)	(1,178)	(1,732)
Total shareholders’ equity	83,934	88,607	88,663

Noncontrolling interest	420	408	364
Total equity	84,354	89,015	89,027

TOTAL LIABILITIES AND EQUITY	$ 837,953	$ 857,597	$ 914,333

RVSB Fourth Quarter Fiscal 2010 Results
April 29, 2010

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2010	Dec. 31, 2009	March 31, 2009	March 31, 2010	March 31, 2009
INTEREST INCOME:
Interest and fees on loans receivable	$ 10,950	$ 11,376	$ 12,195	$ 45,675	$ 51,883
Interest on investment securities-taxable	47	56	100	267	407
Interest on investment securities-non taxable	15	26	32	104	137
Interest on mortgage-backed securities	29	32	44	136	211
Other interest and dividends	17	23	12	80	212
Total interest income	11,058	11,513	12,383	46,262	52,850

INTEREST EXPENSE:
Interest on deposits	2,102	2,391	3,431	9,635	15,279
Interest on borrowings	389	396	665	1,741	3,904
Total interest expense	2,491	2,787	4,096	11,376	19,183
Net interest income	8,567	8,726	8,287	34,886	33,667
Less provision for loan losses	5,850	4,500	5,000	15,900	16,150

Net interest income after provision for loan losses	2,717	4,226	3,287	18,986	17,517

NON-INTEREST INCOME:
Total other-than-temporary impairment losses	(202)	(510)	-	(1,105)	-
Portion recognized in other comprehensive loss	114	54	-	102	-
Net impairment losses recognized in earnings	(88)	(456)	-	(1,003)	-

Fees and service charges	997	1,121	1,136	4,513	4,669
Asset management fees	451	460	438	1,885	2,077
Gain on sale of loans held for sale	175	152	493	887	729
Impairment of investment security	-	-	-	-	(3,414)
Bank owned life insurance income	147	154	134	603	572
Other	164	91	558	381	897
Total non-interest income	1,846	1,522	2,759	7,266	5,530

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,021	3,741	3,468	15,326	15,080
Occupancy and depreciation	1,123	1,241	1,339	4,814	5,064
Data processing	252	228	219	957	841
Amortization of core deposit intangible	27	26	32	111	131
Advertising and marketing expense	105	212	117	627	727
FDIC insurance premium	394	378	359	1,912	760
State and local taxes	326	106	160	732	668
Telecommunications	104	107	115	440	466
Professional fees	391	292	380	1,317	1,110
Real estate owned expenses	4,634	826	164	6,421	317
Other	549	635	624	2,316	2,095
Total non-interest expense	11,926	7,792	6,977	34,973	27,259

LOSS BEFORE INCOME TAXES	(7,363)	(2,044)	(931)	(8,721)	(4,212)
BENEFIT FOR INCOME TAXES	(2,660)	(758)	(211)	(3,277)	(1,562)
NET LOSS	$ (4,703)	$ (1,286)	$ (720)	$ (5,444)	$ (2,650)

Loss per common share:
Basic	$ (0.44)	$ (0.12)	$ (0.07)	$ (0.51)	$ (0.25)
Diluted	$ (0.44)	$ (0.12)	$ (0.07)	$ (0.51)	$ (0.25)
Weighted average number of shares outstanding:
Basic	10,729,788	10,723,628	10,705,155	10,720,525	10,693,795
Diluted	10,729,788	10,723,628	10,705,155	10,720,525	10,693,795

RVSB Fourth Quarter Fiscal 2010 Results
April 29, 2010

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2010	Dec. 31, 2009	March 31, 2009	March 31, 2010	March 31, 2009
AVERAGE BALANCES
Average interest–earning assets	$ 766,159	$ 783,028	$ 846,670	$ 796,166	$ 827,740
Average interest-bearing liabilities	686,175	680,654	741,882	697,081	720,713
Net average earning assets	79,984	102,374	104,788	99,085	107,027
Average loans	736,850	743,949	816,355	759,490	794,221
Average deposits	672,852	677,437	678,989	666,181	651,598
Average equity	89,849	91,327	91,691	90,746	92,872
Average tangible equity	63,429	64,874	65,336	64,280	66,509

ASSET QUALITY	March 31, 2010	Dec. 31, 2009	March 31, 2009

Non-performing loans	$ 36,011	$ 36,402	$ 27,570
Non-performing loans to total loans	4.90%	4.92%	3.44%
Real estate owned	13,325	23,051	14,171
Non-performing assets	49,336	59,453	41,741
Non-performing assets to total assets	5.89%	6.93%	4.57%
Net loan charge-offs in the quarter	2,437	4,342	4,262
Net charge-offs in the quarter/average net loans	1.34%	2.32%	2.12%

Allowance for loan losses	21,642	18,229	16,974
Allowance for loan losses and unfunded loan
commitments	21,827	18,502	17,270
Average interest-earning assets to average
interest-bearing liabilities	111.66%	115.04%	114.12%
Allowance for loan losses to
non-performing loans	60.10%	50.08%	61.57%
Allowance for loan losses to total loans	2.95%	2.47%	2.12%
Allowance for loan losses and
unfunded loan commitments to total loans	2.97%	2.50%	2.15%
Shareholders’ equity to assets	10.02%	10.33%	9.70%

LOAN MIX	March 31, 2010	Dec. 31, 2009	March 31, 2009
Commercial and construction
Commercial	$ 108,368	$ 111,662	$ 127,150
Other real estate mortgage	459,178	454,345	447,652
Real estate construction	75,456	82,116	139,476
Total commercial and construction	643,002	648,123	714,278
Consumer
Real estate one-to-four family	88,861	88,507	83,762
Other installment	2,616	2,779	3,051
Total consumer	91,477	91,286	86,813

Total loans	734,479	739,409	801,091

Less:
Allowance for loan losses	21,642	18,229	16,974
Loans receivable, net	$ 712,837	$ 721,180	$ 784,117

RVSB Fourth Quarter Fiscal 2010 Results
April 29, 2010

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
March 31, 2010		(dollars in thousands)
Commercial	$ 108,368	$ -	$ -	$ 108,368
Commercial construction	-	-	40,017	40,017
Office buildings	-	90,000	-	90,000
Warehouse/industrial	-	46,731	-	46,731
Retail/shopping centers/strip malls	-	80,982	-	80,982
Assisted living facilities	-	39,604	-	39,604
Single purpose facilities	-	93,866	-	93,866
Land	-	74,779	-	74,779
Multi-family	-	33,216	-	33,216
One-to-four family	-	-	35,439	35,439
Total	$ 108,368	$ 459,178	$ 75,456	$ 643,002

March 31, 2009		(dollars in thousands)
Commercial	$ 127,150	$ -	$ -	$ 127,150
Commercial construction	-	-	65,459	65,459
Office buildings	-	90,621	-	90,621
Warehouse/industrial	-	40,214	-	40,214
Retail/shopping centers/strip malls	-	81,233	-	81,233
Assisted living facilities	-	26,743	-	26,743
Single purpose facilities	-	88,574	-	88,574
Land	-	91,873	-	91,873
Multi-family	-	28,394	-	28,394
One-to-four family	-	-	74,017	74,017
Total	$ 127,150	$ 447,652	$ 139,476	$ 714,278

(Dollars in thousands)

DEPOSIT MIX	March 31, 2010	Dec. 31, 2009	March 31, 2009

Interest checking	$ 70,837	$ 74,199	$ 96,629
Regular savings	32,131	30,153	28,753
Money market deposit accounts	209,580	195,117	178,479
Non-interest checking	83,794	83,396	88,528
Certificates of deposit	291,706	296,705	277,677
Total deposits	$ 688,048	$ 679,570	$ 670,066

RVSB Fourth Quarter Fiscal 2010 Results
April 29, 2010

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2010	(dollars in thousands)
Non-performing assets

Commercial	$ 1,138	$ 2,724	$ 2,568	$ -	$ -	$ 6,430
Commercial real estate	1,846	-	1,150	-	-	2,996
Land	-	2,116	8,029	303	1,635	12,083
Multi-family	-	-	-	-	-	-
Commercial construction	-	-	-	31	-	31
One-to-four family construction	4,356	4,141	1,734	1,564	-	11,795
Real estate one-to-four family	1,095	310	1,271	-	-	2,676
Consumer	-	-	-	-	-	-
Total non-performing loans	8,435	9,291	14,752	1,898	1,635	36,011

REO	2,741	503	5,797	4,284	-	13,325

Total non-performing assets	$ 11,176	$ 9,794	$ 20,549	$ 6,182	$ 1,635	$ 49,336

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2010	(dollars in thousands)
Land and spec construction loans

Land development loans	$ 6,911	$ 6,301	$ 51,899	$ 1,649	$ 8,019	$ 74,779
Spec construction loans	5,827	10,807	12,418	1,564	-	30,616

Total land and spec construction	$ 12,738	$ 17,108	$ 64,317	$ 3,213	$ 8,019	$ 105,395

RVSB Fourth Quarter Fiscal 2010 Results
April 29, 2010

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2010	Dec. 31, 2009	March 31, 2009	March 31, 2010	March 31, 2009

Efficiency ratio (4)	114.53%	76.03%	63.16%	82.97%	69.54%
Coverage ratio (6)	71.83%	111.99%	118.78%	99.75%	123.51%
Return on average assets (1)	(2.22)%	(0.59)%	(0.32)%	(0.62)%	(0.29)%
Return on average equity (1)	(21.23)%	(5.59)%	(3.18)%	(6.00)%	(2.85)%
Average rate earned on interest-earned assets	5.86%	5.84%	5.94%	5.82%	6.39%
Average rate paid on interest-bearing liabilities	1.47%	1.62%	2.24%	1.63%	2.66%
Spread (7)	4.39%	4.22%	3.70%	4.19%	3.73%
Net interest margin	4.54%	4.43%	3.98%	4.39%	4.08%

PER SHARE DATA
Basic earnings (loss) per share (2)	$ (0.44)	$ (0.12)	$ (0.07)	$ (0.51)	$ (0.25)
Diluted earnings (loss) per share (3)	(0.44)	(0.12)	(0.07)	(0.51)	(0.25)
Book value per share (5)	7.68	8.11	8.12	7.68	8.12
Tangible book value per share (5)	5.27	5.69	5.69	5.27	5.69
Market price per share:
High for the period	$ 2.94	$ 3.93	$ 4.35	$ 4.32	$ 9.79
Low for the period	2.21	2.24	1.60	2.21	1.60
Close for period end	2.30	2.24	3.87	2.30	3.87
Cash dividends declared per share	-	-	-	-	0.135

Average number of shares outstanding:
Basic (2)	10,729,788	10,723,628	10,705,155	10,720,525	10,693,795
Diluted (3)	10,729,788	10,723,628	10,705,155	10,720,525	10,693,795

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

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